Exhibit 3(b)

ARCONIC INC.

BY-LAWS

(Amended as of February 23, 2017)

ARTICLE I - IDENTIFICATION

Section 1. Principal Office. The principal office of the Company shall be in the City of New York, New York.

Section 2. Seal. The Company shall have a corporate seal in such form as the board of directors shall by resolution from time to time prescribe.

Section 3. Fiscal Year. The fiscal year of the Company shall end on the 31st day of December.

ARTICLE II - SHAREHOLDERS’ MEETINGS

Section 1. Place of Meetings. Meetings of the shareholders of the Company shall be held at such place within or without the Commonwealth of Pennsylvania, and may be held by means of the Internet or other electronic communications technology in the manner and to the extent provided by the Pennsylvania Business Corporation Law (the “PBCL”), in each case as may be fixed by the board of directors pursuant to authority hereby granted.

Section 2. Annual Meeting. The annual meeting of the shareholders shall be held on the Friday next following the first Monday in May of each year at nine thirty o’clock A.M., local time in effect at the place of the meeting, or on such other day or at such other time as may be fixed by the board of directors pursuant to authority hereby granted.

Section 3. Special Meeting.

(A) Calling of Special Meetings of Shareholders. Special meetings of the shareholders may be called only by (1) the chairman of the board, (2) the board of directors pursuant to a resolution adopted by the board, (3) the secretary of the Company at the request in proper form of an interested shareholder (as defined in section 2553 of the PBCL) for the purpose of approving a business combination under section 2555(3) or 2555(4) of the PBCL or (4) the secretary of the Company at the request in proper form of shareholders who have continuously held as shareholders of record “Net Long Shares” (as determined in accordance with Section 3(C) of this Article II) representing in the aggregate at least twenty-five (25) percent of the outstanding shares of common stock of the Company (the “Requisite Percent”) for at least one year prior to the date such request is delivered to the secretary. Special meetings of shareholders shall be held at such place, on such date, and at such time as the board of directors shall fix pursuant to a resolution adopted by the board. Following receipt by the secretary of the Company of a request of shareholders that complies with the requirements set forth in this Section 3 (a “Special Meeting Request”), the secretary of the Company shall call a special meeting of the shareholders, except as otherwise provided in Section 3(E) of this Article II. References to sections of the PBCL in this Section 3(A) shall be deemed to be a reference to any successor provision of similar import.

(B) Special Meeting Request. To be in proper form, a Special Meeting Request must be in writing, must state the purpose or purposes of the proposed meeting and must include all information that would be required to be included in a notice of a business proposal delivered pursuant to Section 5(A)(2) of this Article II and, in the case of a director nomination, all information that would be required to be included in a notice satisfying the requirements set forth in Section A(3) of Article EIGHTH of the Company’s Articles, which in each case shall be updated or supplemented as set forth in the last paragraph of Section 5(A)(2) of this Article II. In addition to the foregoing, a Special Meeting Request made pursuant to Section 3(A)(4) of this Article II must include (x) an acknowledgment of the shareholders requesting the special meeting that any reduction in such shareholders’ aggregate Net Long Shares below the Requisite Percent following the delivery of a Special Meeting Request to the secretary of the Company shall constitute a revocation of such Special Meeting Request and (y) documentary evidence that the requesting shareholders own the Requisite Percent of Net Long Shares as of the date on which the Special Meeting Request was delivered to the secretary of the Company (the “Delivery Date”) and that such shareholders have continuously held such Requisite Percent for at least one year prior to such Delivery Date.

(C) Net Long Shares. For purposes of this Section 3, “Net Long Shares” shall be limited to the number of shares beneficially owned, directly or indirectly, by any shareholder or beneficial owner that constitute such person’s net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that (1) for purposes of such definition, in determining such holder’s “short position,” the reference in such rule to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the Delivery Date of the relevant Special Meeting Request, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Company’s common stock on the New York Stock Exchange on such date (or, if such date is not a trading day, the next succeeding trading day), and (2) “Net Long Shares” shall not include any shares as to which such person does not have the right to vote or direct the vote at the special meeting or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent that any affiliates of the shareholder or beneficial owner are acting in concert with the shareholder or beneficial owner with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute “Net Long Shares” shall be decided by the board of directors in its reasonable determination, which determination shall be conclusive and binding on the Company and the shareholders.

(D) Revocation of Special Meeting Request. A shareholder may revoke a Special Meeting Request at any time by written revocation. Following such revocation, the board of directors, in its discretion, may cancel the special meeting unless, in the case of a Special Meeting Request made pursuant to Section 3(A)(4) of this Article II, any remaining requesting shareholders continue to satisfy the requirements set forth in this Section 3. For purposes of this Section 3, written revocation shall mean delivering a notice of revocation to the secretary of the Company or a public announcement (as such term is defined in Section 5(C)(2) of this Article II) that the shareholders who submitted a Special Meeting Request no longer meet the requirements set forth in this Section 3.

(E) Limitations. The secretary of the Company shall not call a special meeting in response to a Special Meeting Request made pursuant to Section 3(A)(4) of this Article II if (1) an identical or substantially similar item (as determined by the board of directors, a “Similar Item”) is included or will be included in the Company’s notice

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of meeting as an item of business to be brought before a meeting of shareholders that will be held not later than ninety (90) days after the Delivery Date of the Special Meeting Request; (2) the Delivery Date is during the period commencing ninety (90) days prior to the date of the next annual meeting and ending on the date of the next annual meeting; (3) a Similar Item was presented at any meeting of shareholders held within one hundred and eighty (180) days prior to the Delivery Date; (4) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (5) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this Section 3(E), the election of directors shall be deemed to be a Similar Item with respect to all items of business involving the election or removal of directors.

Section 4. Chairman of the Meeting. All meetings of the shareholders shall be called to order and presided over by the chairman of the board, or in the absence of the chairman of the board, by a vice chairman of the board, the president or another director, in the order designated by the chairman of the board, or if none of these be present, by a chairman elected by a majority of the votes which all shareholders present are entitled to cast on any matter coming before the meeting.

Section 5. Notice of Shareholder Business.

(A) Annual Meetings of Shareholders.

(1) The proposal of business (other than director nominations) to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in these By-laws.

(2) For business (other than director nominations, which are subject to the requirements of Section A(3) of Article EIGHTH of the Company’s Articles, as the same may be amended from time to time) to be properly brought before an annual meeting by a shareholder pursuant to Section 5(A)(1)(c) of this Article II, the shareholder must have given timely notice thereof in proper form in writing to the secretary of the Company and such business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting and shall be updated and supplemented as set forth below; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not later than ninety (90) days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice shall set forth and disclose:

(i) as to any business (other than director nominations) that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such

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business of (x) the shareholder making the proposal, (y) the beneficial owner, if any, on whose behalf the proposal is made and (z) their respective affiliates and associates or others acting in concert therewith (each person or entity specified by the foregoing clauses (x), (y) and (z), a “Proposing Shareholder”);

(ii) a description of all agreements, arrangements and understandings between a Proposing Shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder;

(iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the By-laws or Articles of Incorporation of the Company, the text of the proposed amendment);

(iv) the name and address, as they appear on the Company’s books, of each Proposing Shareholder;

(v) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by each Proposing Shareholder;

(vi) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by each Proposing Shareholder;

(vii) any proxy, contract, arrangement, understanding, or relationship pursuant to which any Proposing Shareholder has a right to vote any class or series of shares of the Company;

(viii) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving a Proposing Shareholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

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(ix) any rights to dividends on the shares of the Company owned beneficially by any Proposing Shareholder that are separated or separable from the underlying shares of the Company;

(x) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proposing Shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(xi) any performance-related fees (other than an asset-based fee) that a Proposing Shareholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such Proposing Shareholder’s immediate family sharing the same household;

(xii) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by a Proposing Shareholder;

(xiii) any direct or indirect interest of a Proposing Shareholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(xiv) to the extent not covered by the foregoing clauses (i) through (xiii), any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D if the requirements therein were applicable to each Proposing Shareholder; and

(xv) any other information relating to each Proposing Shareholder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

To be considered timely, a shareholder’s notice shall be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(B) Special Meetings of Shareholders.

(1) Except as otherwise required by law or the Articles, only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting or otherwise brought by or at the direction of the board of directors.

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(2) Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting or the secretary of the Company has called a special meeting pursuant to Section 3 of this Article II for the purpose of electing directors, by any shareholder of the Company who is a shareholder of record at the time of giving notice provided for in these By-laws and at the time of the special meeting, who shall be entitled to vote at such special meeting and who complies with the notice procedures set forth in these By-laws. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if a shareholder’s notice setting forth the information required by Section A(3) of Article EIGHTH of the Company’s Articles is delivered to the secretary of the Company not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting. A shareholder’s notice shall be updated and supplemented as set forth in the last paragraph of Section 5(A)(2) of this Article II. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described in this Section 5(B)(2).

(C) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in the Articles and in these By-laws shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-laws or in the Articles of the Company. Except as otherwise provided by law, the Articles or these By-laws, the presiding officer of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in these By-laws or the Articles and, if any proposed business is not in compliance with these By-laws or the Articles, to declare that such defective proposal shall be disregarded.

(2) For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of these By-laws, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in these By-laws; provided, however, that any references in these By-laws to the Exchange Act are not intended to and shall not limit the separate and additional requirements set forth in these By-laws with respect to nominations or proposals as to any other business to be considered pursuant to this Section 5. Nothing in these By-laws shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, including without limiting the generality of the foregoing, the time limits for notice of such proposals as provided under Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under specified circumstances. Subject to Rule 14a-8 under the Exchange Act and Section 8 of this Article II, nothing in these By-laws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or directors or any other business proposal.

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(D) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section A(3) of Article EIGHTH of the Company’s Articles or Sections 5(B) or 8 of this Article II, as applicable) to the secretary of the Company a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent or on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary) and a written representation and agreement (in the form provided by the secretary) that such person (A) has no agreement or understanding with any person or entity as to how such person will act or vote on any issue or question as a director, (B) is not and will not become a party to any agreement or understanding with any person or entity other than the Company with respect to compensation, reimbursement or indemnification in connection with service or action as a director, (C) will comply with the director stock ownership guidelines of the Company and (D) in such person’s individual capacity and on behalf of any person or entity for whom such person may be a representative or on whose behalf the nomination is being made, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the Company, including, for the avoidance of doubt, Section 6 of this Article II. In addition, a director nominee must comply with all applicable laws regarding service as a director of the Company, including, without limitation, the requirements as amended of: the Clayton Antitrust Act of 1914, 15 U.S.C. §19; the Company’s Department of State export license; the Department of Defense rules and regulations applicable to the Company; the New York Stock Exchange and other exchanges on which the Company’s securities are listed; and the minimum standards for service as a director prescribed in the Company’s Corporate Governance Guidelines.

Section 6. Election of Directors. In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) by holders of shares entitled to vote in the election shall immediately tender his or her resignation, and the board of directors shall decide, through a process managed by the Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled board meeting. The board’s explanation of its decision shall be promptly disclosed in accordance with the rules and regulations of the Securities and Exchange Commission. An election of directors shall be considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of shareholders.

Section 7. Shareholder Action by Written Consent.

(A) Shareholder Action by Written Consent.

(1) Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of the Company may be taken without a meeting, provided that a consent or consents in writing to such action, setting forth the action so taken, shall be (1) signed by the shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting and (2) filed with the secretary of the Company. Delivery made to the secretary shall be by hand or by certified or registered mail, return receipt requested, at the Company’s principal executive offices.

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(2) Every written consent shall bear the date of signature of each shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 45 days of the earliest dated written consent received in accordance with this Section 7, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Company in the manner prescribed in this Section 7. The Company shall provide prompt notice of such action to those shareholders entitled to vote on the action who have not consented.

(B) Record Date for Action by Written Consent.

(1) In order that the Company may determine the shareholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the earlier of (x) the date upon which the resolution fixing the record date is adopted by the board of directors and, if any, (y) the date upon which the Company received a request from a shareholder to set a record date for such action, and which date shall not be more than twenty (20) days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall request the board of directors to fix a record date, which request shall be in proper form and delivered to the secretary of the Company at the principal executive offices of the Company. To be in proper form, such request must be in writing and shall set forth and disclose:

(i) a brief description of the action or actions proposed to be taken by written consent, and reasons for such action(s) and any material interest in such action of each Proposing Shareholder (which, for purposes of this Section 6(B)(1), shall mean the shareholder requesting the record date, any beneficial shareholder on whose behalf the request is made and their respective affiliates and associates and others acting in concert therewith);

(ii) a description of all agreements, arrangements and understandings between a Proposing Shareholder and any other person or persons (including their names) in connection with the action proposed to be taken by written consent;

(iii) the information specified in Section 5(A)(2)(iii) through (xiv) of this Article II;

(iv) any other information relating to any Proposing Shareholder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the action proposed to be taken by written consent pursuant to Section 14 of the Exchange Act;

(v) in the case of any director election proposed to be made by written consent, (X) the information required by Section A(3) of Article EIGHTH (but excluding clause (b) thereof) of the Company’s Articles to be included in a shareholder’s notice of director nominations and (Y) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among each Proposing Shareholder, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Shareholder were the “registrant”.

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Section 8. Inclusion of Shareholder Director Nominations in the Company’s Proxy Materials. Subject to the terms and conditions set forth in these By-laws, the Company will include in its proxy statement for annual meetings of shareholders the name, together with the Required Information (as defined in paragraph (A) below), of an eligible person nominated for election to the board of directors pursuant to this Section 8 (the “Shareholder Nominee”) by a shareholder or group of shareholders that satisfy the requirements of this Section 8, including qualifying as an Eligible Shareholder (as defined in paragraph (D) below) and that expressly elects at the time of providing the written notice required by this Section 8 (a “Proxy Access Notice”) to have its nominee(s) included in the Company’s proxy statement pursuant to this Section 8. For the purposes of this Section 8:

(1) “Voting Stock” shall mean outstanding shares of capital stock of the Company entitled to vote generally for the election of directors;

(2) “Constituent Holder” shall mean any shareholder, investment fund included within a Qualifying Fund (as defined in paragraph (D) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (D) below) or qualifying as an Eligible Shareholder (as defined in paragraph (D) below);

(3) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(4) a shareholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the shareholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such shareholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such shareholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such shareholder’s or Constituent Holder’s (or either’s affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than ten (10) percent of the proportionate value of such index. For purposes of this Section 8, a shareholder (including any Constituent Holder) will be deemed to “own” shares held in the name of a nominee or other intermediary so long as the shareholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. For purposes of this Section 8, a shareholder’s (including any Constituent Holder’s) ownership of shares will be deemed to continue during any period in which such person has

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loaned such shares in the ordinary course of its business so long as such shareholder retains the unrestricted power to recall such shares on no greater than five (5) business days’ notice or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement so long as such delegation is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” have correlative meanings.

(A) For purposes of this Section 8, the “Required Information” that the Company will include in its proxy statement is (1) the information concerning the Shareholder Nominee and the Eligible Shareholder that the Company determines is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Shareholder so elects, a Statement (as defined in paragraph (F) below). The Company will also include the name of the qualifying Shareholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-laws notwithstanding, the Company may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to the Company with respect to the foregoing.

(B) To be timely, a shareholder’s Proxy Access Notice must be delivered to the principal executive offices of the Company no earlier than one hundred and fifty (150) days and no later than one hundred and twenty (120) days before the one-year anniversary of the date that the Company commenced mailing of its definitive proxy statement (as stated in such proxy statement) for the immediately preceding annual meeting with the Securities and Exchange Commission. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Company, commence a new time period for the giving of a Proxy Access Notice.

(C) The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Section 8 but either are subsequently withdrawn or that the board of directors decides to nominate as board of directors’ nominees or otherwise appoint to the board of directors) appearing in the Company’s proxy materials with respect to an annual meeting of shareholders may not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed twenty (20) percent of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 8 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by the number of directors in office with respect to whom a Proxy Access Notice was previously provided to the Company pursuant to this Section 8, other than (a) any such director whose term of office will expire at such annual meeting and who is not nominated by the Company at such annual meeting for another term of office and who is not seeking or agreeing to be nominated at such meeting for another term of office, and (b) any such director who at the time of such annual meeting will have served as a director continuously through at least two annual meetings; provided, further, that in no circumstance shall the Permitted Number exceed the number of directors to be elected at the applicable annual meeting as noticed by the Company; and provided, further, that in the event the board of directors resolves to reduce the size of the board of directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy statement pursuant to this Section 8 shall (i) rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy statement in the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 8 exceeds the Permitted Number and (ii) explicitly specify and include the respective rankings referred to in the foregoing clause (i) in the Proxy Access Notice delivered to the Company

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with respect to all Shareholder Nominees submitted pursuant thereto. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 8 exceeds the Permitted Number, each Eligible Shareholder will have its highest ranking Shareholder Nominee (as ranked pursuant to the preceding sentence) who meets the requirements of this Section 8 selected for inclusion in the Company’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the Company (with the understanding that an Eligible Shareholder may not ultimately have any of its Shareholder Nominees included if the Permitted Number has previously been reached). If the Permitted Number is not reached after each Eligible Shareholder has had one (1) Shareholder Nominee selected, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached. After reaching the Permitted Number of Shareholder Nominees, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 8 thereafter withdraws, has his or her nomination withdrawn or is thereafter not submitted for director election, no other nominee or nominees shall be required to be substituted for such Shareholder Nominee and included in the Company’s proxy statement or otherwise submitted for director election pursuant to this Section 8.

(D) An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Company pursuant to this Section 8, and as of the record date for determining shareholders eligible to vote at the annual meeting, at least three (3) percent of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Company and the date of the applicable annual meeting, provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement may not exceed twenty (20). Two or more investment funds that are (I) under common management and investment control, (II) under common management and funded primarily by the same employers or (III) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (a “Qualifying Fund”) will be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this paragraph (D), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 8. No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 8 (and, for the avoidance of doubt, no shareholder may be a member of more than one group constituting an Eligible Shareholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (D), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares shall qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(E) No later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Company, an Eligible Shareholder (including each Constituent Holder) must provide the following information in writing to the Secretary of the Company:

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(1) with respect to each Constituent Holder, the information, representations and agreements that would be required to be provided in a shareholder’s notice of nomination pursuant to the requirements of Section A(3) of Article EIGHTH of the Company’s Articles and in a shareholder’s notice of business to be brought before an annual meeting pursuant to Section 5(A)(2) of these By-Laws;

(2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Shareholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Shareholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant;

(3) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the Company, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

(i) within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and

(ii) immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of shareholders;

(4) a representation that such person:

(i) acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Company, and does not have such intent;

(ii) has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 8;

(iii) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the board of directors;

(iv) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Company; and

(v) will provide facts, statements and other information in all communications with the Company and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 8;

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(5) in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(6) an undertaking that such person agrees to:

(i) assume all liability stemming from, and indemnify and hold harmless the Company and its affiliates, and each of its and their directors, officers, and employees, individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its affiliates, or any of its or their directors, officers or employees, arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Company or out of the information that the Eligible Shareholder (including such person) provided to the Company in connection with the nomination of the Shareholder Nominee(s) or efforts to elect such Shareholder Nominee(s) or out of any failure of the Eligible Shareholder to comply with, or any breach of, its obligations, agreements or representations pursuant to these By-laws;

(ii) comply with all laws, rules, regulations and listing standards applicable to nominations or solicitations in connection with the annual meeting of shareholders, and promptly provide the Company with such other information as the Company may reasonably request; and

(iii) file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the Company relating to the annual meeting at which the Shareholder Nominee will be nominated.

In addition, no later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Company, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the Company documentation reasonably satisfactory to the board of directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof. In order to be considered timely, any information required by this Section 8 to be provided to the Company must be supplemented (by delivery to the Secretary of the Company) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-laws) available to the Company relating to any defect.

(F) The Eligible Shareholder may provide to the Secretary of the Company, at the time the information required by this Section 8 is originally provided, a written statement for inclusion in the Company’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 8, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

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(G) No later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Company, each Shareholder Nominee must:

(1) provide an executed agreement, in a form deemed satisfactory by the board of directors or its designee (which form will be provided by the Company reasonably promptly upon written request of a shareholder), that such Shareholder Nominee consents to being named in the Company’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card with respect to the Company) as a nominee;

(2) complete, sign and submit all questionnaires, representations and agreements required by these By-laws, including Section 5(D) of these By-laws, or of the Company’s directors generally; and

(3) provide such additional information as necessary to permit the board of directors to determine if such Shareholder Nominee:

(i) is independent under the listing standards of each principal U.S. exchange upon which the common stock of the Company is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the Company’s directors;

(ii) has any direct or indirect relationship with the Company other than those relationships that have been deemed categorically immaterial pursuant to the Company’s Corporate Governance Guidelines;

(iii) would, by serving on the board of directors, violate or cause the Company to be in violation of these By-laws, the Company’s Articles, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Company is listed or any applicable law, rule or regulation; and

(iv) is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

In the event that any information or communications provided by the Eligible Shareholder (or any Constituent Holder) or the Shareholder Nominee to the Company or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Company of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification will not be deemed to cure any such defect or limit the remedies (including without limitation under these By-laws) available to the Company relating to any such defect.

(H) Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Shareholder Nominee’s disability or other health reason) shall be ineligible to be a Shareholder Nominee pursuant to this Section 8 for the next two annual meetings. Any Shareholder Nominee who is included in the Company’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 8 or any other provision of these By-laws, the Company’s Articles or other applicable regulation any time before the annual meeting of shareholders, shall not be eligible for election at the relevant annual meeting of shareholders.

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(I) (x) The Company will not be required to include, pursuant to this Section 8, any Shareholder Nominee in its proxy materials for any annual meeting of shareholders, and (y) if the proxy statement already has been filed, any Shareholder Nominee will cease to be eligible for nomination as a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Company, if:

(1) such Shareholder Nominee is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Company is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the Company’s directors, in each case as determined by the board of directors;

(2) such Shareholder Nominee’s service as a member of the board of directors would violate or cause the Company to be in violation of these By-laws, the Company’s Articles, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Company is traded, or any applicable law, rule or regulation;

(3) such Shareholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, 15 U.S.C. §19;

(4) such Shareholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(5) such Shareholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933;

(6) the Eligible Shareholder (or any Constituent Holder) or applicable Shareholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 8 or any agreement, representation or undertaking required by this section;

(7) the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting or

(8) the Secretary of the Company receives a notice that any shareholder has nominated or intends to nominate a person for election to the board of directors at such annual meeting pursuant to Section A(3) of Article EIGHTH of the Company’s Articles.

For the purposes of this paragraph (I), clauses (1), (2), (3), (4) and (5) and, to the extent related to a breach or failure by the Shareholder Nominee, clause (6) will result in the exclusion from the proxy materials pursuant to this Section 8 of the specific Shareholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Shareholder Nominee to be nominated pursuant to this Section 8; provided, however, that clause (7) and, to the extent related to a breach or failure by an Eligible Shareholder (or any Constituent Holder), clause (6) will result in the Voting Stock owned by such Eligible Shareholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice will no longer have been filed by an Eligible Shareholder, the exclusion from the proxy materials pursuant to this Section 8 of all of the applicable shareholder’s Shareholder Nominees from the applicable annual meeting of shareholders or, if the proxy statement has already been filed, the ineligibility of all of such shareholder’s Shareholder Nominees to be nominated).

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Notwithstanding anything to the contrary set forth herein, the board of directors or the person presiding at the annual meeting shall declare a nomination by an Eligible Shareholder to be invalid, and the nominated    Shareholder Nominee shall cease to be eligible for nomination pursuant to this Section 8, notwithstanding that proxies in respect of such vote may have been received by the Company, if (i) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 8 or (ii) the Eligible Shareholder (or any Constituent Holder) becomes ineligible to nominate a director for inclusion in the Company’s proxy materials pursuant to this Section 8 or withdraws its nomination or a Shareholder Nominee becomes unwilling, unavailable or ineligible to serve on the board of directors, whether before or after the Company’s issuance of the definitive proxy statement.

ARTICLE III - BOARD OF DIRECTORS

Section 1. Number. Until the board of directors has increased or decreased the number of the directors as hereinafter provided, the number of the directors shall be thirteen (13). The board is hereby authorized to increase or decrease the number of the directors from time to time without a vote of the shareholders, provided, however, that such number shall not be less than seven (7) nor more than fifteen (15).

Section 2. General Powers. The board of directors shall have power in general to manage the business and affairs of the Company consistent with the law, the Articles of the Company and these By-laws, and may from time to time adopt such regulations regarding the powers and duties of the respective officers, assistant officers and agents and the conduct of the Company’s business as the board may deem proper and expedient.

Section 3. Election and Nomination of Directors. Candidates for election as directors at any annual meeting of shareholders shall be nominated and elected for terms to expire not later than the third annual meeting following their election, in accordance with the By-laws and Articles of the Company and applicable law.

Section 4. Annual Meeting. The board of directors shall without notice meet each year upon adjournment of the annual meeting of the shareholders at the principal office of the Company, or on such other day or at such other time or place as shall be fixed by the board at any time in advance of the meeting date or designated in a notice of the meeting, for the purposes of organization, election of officers and consideration of any other business that may properly be brought before the meeting.

Section 5. Regular Meetings. Regular meetings of the board of directors shall be held at such times and places as shall be fixed by the board at any time in advance of the meeting date or designated in a notice of the meeting.

Section 6. Special Meetings. Special meetings of the board of directors may be called by the chairman of the board, a vice chairman of the board, the president or any two directors.

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Section 7. Notice of Annual, Regular and Special Meetings.

(A) No Notice For Meetings Held at Time and Place Fixed in Advance. No notice of the annual or a regular meeting of the board of directors shall be necessary if the meeting is held at the time and place fixed by the board in advance of the meeting date.

(B) Notice. Notice of the annual or any regular meeting to be held at another time or place and of all special meetings of the board, setting forth the time and place of the meeting, shall be given by letter or other writing deposited in the United States mail or with an express mail or private courier service not later than during the second day immediately preceding the day for such meeting, or by word of mouth, telephone, facsimile, e-mail or other oral, written or electronic communication means received not later than during the day immediately preceding the day for such meeting.

Section 8. Quorum and Action by Unanimous Consent.

(A) Quorum. A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business at a meeting of the board of directors, but if at any meeting a quorum shall not be present the meeting may adjourn from time to time until a quorum shall be present.

(B) Action by Unanimous Consent. Any action required or permitted to be taken at a meeting of the board of directors or any committee thereof may be taken without a meeting if a consent or consents thereto by all of the directors in office, or, in the case of any action by a committee of the board of directors, by all of the directors of such committee, is filed with the secretary of the Company. For the purposes of this Section 8(B), consent may be given by means of a physical written copy or transmitted by facsimile transmission, e-mail or similar electronic communications technology, provided that the means of giving consent shall enable the Company to keep a record of the consents in a manner satisfying the requirements of Section 107 of the Pennsylvania Associations Code.

Section 9. Executive Committee. The board of directors may, by resolution adopted by a majority of the whole board, designate three or more of the directors to constitute an executive committee which to the extent provided in a resolution adopted by a majority of the whole board shall have and exercise the authority of the board in the management of the business and affairs of the Company except as otherwise limited by law.

Section 10. Audit Committee. The board of directors shall, by resolution adopted by a majority of the whole board, designate three or more of the directors to constitute an audit committee. Audit committee members shall not be officers or full time employees of the Company or its subsidiaries. The audit committee shall have such authority and shall perform such duties as shall be provided from time to time in accordance with resolutions of the board.

Section 11. Compensation and Benefits Committee. The board of directors may, by resolution adopted by a majority of the whole board, designate three or more of the directors to constitute a compensation committee which to the extent provided in such resolution or other action by the board shall have and exercise the authority (a) to fix and determine, and change from time to time, the compensation of all officers of the Company elected by the board, including, but not restricted to, monthly or other periodic compensation and incentive or other additional compensation, (b) to authorize or approve all contracts of the Company with any officer for

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remuneration (whether in the form of a pension, deferred compensation or otherwise) to be paid from the general funds of the Company after the termination of regular employment of such officer, and (c) to administer or perform specified functions under any one or more of the stock option or other incentive, pension or benefit plans of the Company; provided that the said committee shall not exercise any of its said authority with respect to any of its members.

Section 12. Compensation of Assistant Officers and Agents. Unless otherwise determined by the board of directors, the chief executive officer of the Company shall have the authority to fix and determine, and change from time to time, the compensation of all assistant officers and agents of the Company elected or appointed by the board or by the chief executive officer, including, but not restricted to, monthly or other periodic compensation and incentive or other additional compensation.

Section 13. Limitation Regarding Incentive Plans. Nothing contained in the foregoing two sections of this Article III shall be construed to vest, or to authorize vesting, in the chief executive officer of the Company any authority with respect to stock options or other incentives under plans which provide for administration by the board of directors or a committee thereof.

Section 14. Other Committees. In addition to the committees described in this Article III, the board of directors may, by resolution adopted by a majority of the whole board, designate one or more other committees of the board, each of which shall consist of one or more of the directors. Each such other committee shall have such authority and shall perform such other duties as may be provided from time to time in resolutions of the board.

Section 15. Substitute Committee Members. In the absence or disqualification of any member of any committee of the board of directors, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

Section 16. Participation by Conference Telephone or Other Electronic Technology. One or more directors may participate in a meeting of the board of directors or of a committee thereof by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other.

Section 17. Personal Liability of Directors. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on May 15, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Company shall be personally liable for monetary damages for any action taken, or any failure to take any action. This Section 17 shall not apply to any action filed prior to May 15, 1987, nor to any breach of performance of duty or any failure of performance of duty occurring prior to May 15, 1987. The provisions of this Section 17 shall be deemed to be a contract with each director of the Company who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Section 17. Any amendment or repeal of this Section 17 or adoption of any other By-law or provision of the Articles of the Company which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to such amendment, repeal or adoption. This Section 17 may be amended or repealed only with the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company.

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ARTICLE IV - OFFICERS

Section 1. Number and Election. The board of directors at its annual meeting shall elect a president, a secretary and a treasurer, or persons who act as such, and may elect a chairman of the board, one or more vice presidents, a controller, a general counsel and such other officers and assistant officers as the board may deem appropriate. The board shall from time to time designate the chief executive officer who shall be either the chairman of the board or the president. The board may also from time to time elect such other officers and assistant officers and appoint such agents as it may deem appropriate. Assistant officers and agents also may be appointed by the chief executive officer.

Section 2. Qualifications. The chairman of the board shall be a member of the board of directors but the other officers need not be directors.

Section 3. Term of Office. Each officer and assistant officer shall hold office until the annual meeting of the board of directors next following the meeting of the board at which such officer or assistant officer is elected, except in the case of earlier death, resignation or removal.

Section 4. Chairman of the Board. The chairman of the board shall preside at all meetings of the board of directors at which such chairman is present. In the absence of the chairman of the board, a vice chairman of the board, the president or another director, in the order designated by the chairman of the board, shall preside at meetings of the board of directors. If the chairman of the board is not the chief executive officer, the chairman of the board shall have such powers and perform such other duties as the president may from time to time delegate to such chairman, except as otherwise determined by the board.

Section 5. President. If the president is not the chief executive officer, the president shall have such powers and perform such other duties as the chairman of the board may from time to time delegate to the president, except as otherwise determined by the board.

Section 6. Vice Presidents. Each vice president, including any vice president designated as executive, senior or otherwise, shall have such powers and perform such duties as the chairman of the board or the president may from time to time delegate to such vice president, except as otherwise determined by the board of directors.

Section 7. Secretary. The secretary shall attend meetings of the shareholders, the board of directors and the executive committee, shall keep minutes thereof in suitable books, and shall send out all notices of meetings as required by law or these By-laws. The secretary shall be ex officio an assistant treasurer. The secretary shall, in general, perform all duties incident to the office of secretary.

Section 8. Treasurer. The treasurer shall receive all money paid to the Company and keep or cause to be kept accurate accounts of all money received or payments made in books kept for that purpose. The treasurer shall deposit all money received by the treasurer in the name and to the credit of the Company in banks or other places of deposit. The treasurer shall disburse the money of the Company by checks or vouchers. The treasurer shall be ex officio an assistant secretary. The treasurer shall, in general, perform all duties incident to the office of treasurer.

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Section 9. Controller. The controller shall be responsible for the implementation of accounting policies and procedures, the installation and supervision of all accounting records, including the preparation and interpretation of financial statements, the compilation of production costs and cost distributions and the taking and valuation of physical inventories. The controller shall also be responsible for the maintenance of adequate records of authorized appropriations and the approval for payment of all checks and vouchers. The controller shall, in general, perform all duties incident to the office of controller.

Section 10. General Counsel. The general counsel shall advise the Company on legal matters affecting the Company and its activities and shall supervise and direct the handling of all such legal matters. The general counsel shall, in general, perform all duties incident to the office of general counsel.

Section 11. Assistant Officers. Each assistant officer shall have such powers and perform such duties as may be delegated to such assistant officer by the officer to whom such assistant officer is an assistant or, in the absence or inability to act of such officer, by the officer to whom such officer reports or by the chief executive officer.

ARTICLE V - INDEMNIFICATION

Section 1. Indemnification Granted. Every person who is or was a director, officer or employee of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which such person serves or served as such at the request of the Company (hereinafter referred to as an “eligible person”) shall in accordance with this Article V, but not if prohibited by law, be indemnified by the Company as hereinafter provided against reasonable expense and any liability paid or incurred by such person in connection with or resulting from any claim in which such person may be involved, as a party or otherwise, by reason of such person’s being or having been a director, officer or employee of the Company or such other enterprise, whether or not such person continues to be such at the time such liability or expense shall have been paid or incurred.

Section 2. Certain Definitions. As used in this Article V, the term “claim” shall mean any threatened or actual claim, action, suit or proceeding (whether brought by or in the right of the Company or such other enterprise or otherwise), whether civil, criminal, administrative or investigative; the term “expense” shall mean counsel fees and disbursements and all other expenses (except any liability) incurred in connection with any claim; and the term “liability” shall mean amounts of judgments, fines or penalties against, and amounts paid in settlement by, an eligible person with respect to any claim.

Section 3. Expense Reimbursement to the Extent Successful. Any eligible person who has been wholly successful, on the merits or otherwise, with respect to any claim shall be reimbursed by the Company for such person’s reasonable expense. Any eligible person who has been partially successful shall be proportionately reimbursed by the Company for such person’s reasonable expense.

Section 4. Indemnification Where Not Wholly Successful. Any eligible person who has been partially unsuccessful and any other eligible person not described in Section 3 of this Article V shall be reimbursed by the Company for such person’s reasonable expense and for any liability if a Referee shall deliver to the Company the written finding of such Referee that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

© Arconic Inc.

(Amended February 23, 2017)

Where such person is found by the Referee to have met the foregoing standards of conduct with respect to one or more but not all the claims made against such person, such person shall be entitled to indemnification for such expense and liability in such proportion as the Referee shall determine. The termination of any claim by judgment, order, settlement (whether with or without court approval), adverse decision, or conviction after trial or upon a plea of guilty or of nolo contendere or its equivalent, shall not of itself create a presumption that an eligible person did not meet the foregoing standards of conduct. The person claiming indemnification shall, at the request of the Referee, appear before the Referee and answer questions which the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which such person relies for indemnification; and the Company shall at the request of the Referee, make available to the Referee facts, opinions or other evidence in any way relevant for the Referee’s finding which are within the possession or control of the Company. As used in this Article V, the term “Referee” shall mean independent legal counsel (who may be regular independent legal counsel of the Company), or other disinterested person or persons, selected to act as such hereunder by the board of directors of the Company, whether or not a disinterested quorum exists.

Section 5. Advancement of Expenses. Any expense incurred with respect to any claim may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that such recipient is not to be indemnified under this Article V.

Section 6. Article V Not Exclusive; Survival of Rights. The rights of indemnification provided in this Article V shall be in addition to any rights to which any eligible person may otherwise be entitled by contract or as a matter of law; and in the event of such person’s death, such rights shall extend to the heirs and legal representatives of such person.

ARTICLE VI - SHARE CERTIFICATES AND TRANSFERS

Section 1. Share Certificates. Share certificates shall be in such form as the board of directors may from time to time determine. Each certificate shall be signed by the chairman of the board, the president, the treasurer or the secretary of the Company, by manual or facsimile signature.

Section 2. Transfer Agent and Registrar. The board of directors may from time to time appoint one or more transfer agents and may appoint one or more registrars of transfer, each to act with respect to such preferred and common shares of the Company as the board of directors may designate. No share certificate of the Company shall be valid or binding unless countersigned, manually or by facsimile signature, by a transfer agent if one has been appointed to act with respect to the shares evidenced by such certificate, and registered before issue by a registrar if one has been appointed to act with respect to the shares evidenced by such certificate.

Section 3. Signatures by Former Corporate Officers or Agents. In case any officer of the Company, or any authorized signatory of any transfer agent or registrar, who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer or authorized signatory because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer or authorized signatory had not ceased to be such at the date of its issue.

© Arconic Inc.

(Amended February 23, 2017)

ARTICLE VII - AMENDMENTS

These By-laws may be altered, amended, added to or repealed by the board of directors at any meeting of the board duly convened with or without notice of that purpose, subject to the power of the shareholders to change such action.

ARTICLE VIII - INDEMNIFICATION FOR DIRECTORS

Section 1. Right to Indemnification. Except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as a “claim”); provided, that no such right of indemnification shall exist with respect to a claim brought by a director against the Company except as provided in the last sentence of this Section 1. Indemnification hereunder shall include the right to have expenses incurred by such person in connection with a claim paid in advance by the Company prior to final disposition of such claim, subject to any obligation which may be imposed by law, By-law, agreement or otherwise to reimburse the Company in certain events. As used herein, “expenses” shall include fees and expenses of counsel selected by any such director and “liability” shall include amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement. With respect to any claim brought by a director or other person against the Company, the director or other person shall be entitled to be indemnified for expenses incurred in connection with such claim pursuant to this Section 1 only (i) if the claim is a suit brought as a claim for indemnity under Section 2 of this Article VIII or otherwise, (ii) if the director or other person is successful in whole or in part in the claim for which expenses are claimed or (iii) if the indemnification for expenses is included in a settlement of the claim or is awarded by a court.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article VIII is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit to recover indemnification that the claimant’s conduct was such that under Pennsylvania law the Company is prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors, legal counsel and its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Company (including its board of directors, legal counsel or its shareholders) that the claimant’s conduct was such that indemnification is prohibited by law, shall be a defense to the suit to recover indemnification or create a presumption that the claimant’s conduct was such that indemnification is prohibited by law. The only defense to any such suit to receive payment of expenses in advance shall be failure to make an undertaking to reimburse if such an undertaking is required by law, By-law, agreement or otherwise.

© Arconic Inc.

(Amended February 23, 2017)

Section 3. Insurance and Funding. The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any claim, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article. The Company may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

Section 4. Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for in this Article VIII (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any provision of the Articles or By-laws, or any agreement, vote of shareholders or directors or otherwise, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (iv) shall be applicable to claims commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to any such amendment or repeal.

(Amended February 23, 2017)

© Arconic Inc.

(Amended February 23, 2017)